Exhibit 10.21

THIS SIXTH AMENDMENT TO LEASE dated as of January 6, 2017, made by and between 30 RAMLAND ROAD, LLC, having an office in care of GHP Office Realty, LLC, Four West Red Oak Lane, White Plains, New York 10604, as “Landlord,” and CONGENTIX MEDICAL INC. f/k/a Vision Sciences, Inc., having an office at 40 Ramland Road, Orangeburg, New York 10962, as “Tenant.”

W I T N E S S E T H

WHEREAS, Landlord is the Landlord of the real property and building located thereon commonly known as and located at 40 Ramland Road, Orangeburg, New York 10962 (the “Building”);

WHEREAS, pursuant to that certain Agreement of Lease, dated as of March 23, 2000 (the “Original Lease”), as amended by amendments dated August 31, 2000, January 7, 2005, December 26, 2006, April 2, 2009 and December 12, 2014 (hereinafter referred to collectively as the “Lease”), Landlord’s predecessor in interest leased to Tenant a portion of the First (1st) floor of the Building which shall be deemed to consist of Twenty Thousand, Five Hundred (20,500) rentable square feet and which premises are more particularly described in the Lease (the “Premises”), for a period ending on August 31, 2017;

WHEREAS, Tenant wants to extend the term of the Lease (the “Additional Term”) for an additional Eighteen (18) months commencing on September 1, 2017 (the “Additional Term Commencement Date”) and expiring on February 28, 2019 (the “Expiration Date”), unless sooner terminated pursuant to the terms of this Lease or pursuant to law, upon the same terms and conditions as contained in the Lease, except as otherwise specifically provided for herein, and Landlord and Tenant want to extend and modify the Lease, as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual agreements of the parties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE- 1 ADDITIONAL TERM

SECTION 1.01.  A.  Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the Additional Term. The parties hereto acknowledge that Tenant presently occupies the Premises and knows the condition thereof.  Except as otherwise specifically provided for in this Sixth Amendment to Lease, Landlord shall have no obligation whatsoever to perform any build-out or similar work to the Premises, and Tenant agrees to accept same in “AS IS” physical order and condition on the Additional Term Commencement Date and without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, square footage, condition or usability thereof or as to the use or occupancy which may be made thereof.

ARTICLE - 2 LEASE AMENDMENTS

SECTION 2.01.  Effective as of the date of the Additional Term Commencement Date, the Lease is hereby modified as follows:

A.  The “Term” as set forth in the Lease shall mean the Additional Term as defined in this Sixth Amendment to Lease.

B. The Lease is amended to provide that Fixed Annual Rent payable during the Additional Term shall be as follows:

Period	Fixed Annual Rent	Fixed Monthly Rent
September 1, 2017 to February 28, 2019 (both dates inclusive)	$355,468.13	$29,622.34

C. The Lease is hereby amended to delete any obligation of Landlord to perform or pay for alterations or work to the Premises in preparation for Tenant’s continued occupancy.

ARTICLE - 3 CONFIDENTIALITY

SECTION 3.01.A. In anticipation of executing and delivering this Sixth Amendment to Lease, Tenant hereby agrees to keep the rent, additional rent and all other material terms of the Lease , as amended by this Sixth Amendment to Lease (hereinafter such information is referred to collectively as the “Confidential Information”) secret and confidential and will not disclose it, directly or indirectly, to any other person, firm or entity without the specific written approval and consent of Landlord, except to the extent required by law.

B.  The agreement to keep the Confidential Information secret and confidential pursuant to this Section shall be for a period of one (1) year succeeding the expiration or sooner termination of the Lease and shall apply to each, every and all communications, negotiations and conversations between Tenant and any other person, entity or thing.

C.  Tenant acknowledges that breach of this Article will cause irreparable damage to Landlord and hereby consents to the issuance of an injunction restraining such breach as a matter of course in any action instituted for that purpose without limitation to any additional remedies Landlord may seek against Tenant to protect such Confidential Information.

ARTICLE - 4 MISCELLANEOUS

SECTION 4.01.  Tenant represents that in connection with this Sixth Amendment to Lease it dealt with no broker, nor has Tenant had any correspondence or other communication in connection with this Sixth Amendment to Lease with any other person who is a broker other than GHP Office Realty, LLC (the “Broker”), and that so far as Tenant is aware no brokers other than the Broker negotiated this Sixth Amendment to Lease.  Each party hereby indemnifies the other party and holds it harmless from any and all loss, cost, liability, claim, damage, or expense (including court costs and attorneys’ fees) arising out of any inaccuracy of the above representation. Landlord agrees to pay the Brokers their commissions pursuant to a separate written agreement with the Brokers.

SECTION 4.02.A.  Tenant represents that: (i) Landlord is not in default of any of its obligations under the Lease; (ii) Tenant has no claims against Landlord as of the date of this Sixth Amendment to Lease; and (iii) Tenant is in possession of the Premises.

B. Tenant represents and warrants that Tenant is not now acting and shall not in the future act, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, a Specially Designated and Blocked Persons, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Asset Control (AOFAC) of the United States Department of the Treasury. Tenant further represents and warrants that Tenant is not now engaged and shall not in the future be engaged, directly or indirectly, in any dealings or transactions or otherwise be associated with such person, group, entity or nation; and Tenant hereby agrees to defend, indemnify and hold Owner harmless from and against any and all claims, losses, costs, expenses, damages and liabilities (including, without limitation, attorney fees) arising from or related to any breach of the foregoing representations.

SECTION 4.03.  All other terms, covenants and conditions of the Lease, as amended, including, but not limited to, the obligation to pay, in addition to Fixed Rent, the Tax Payments, Expense Payments, electric and all other additional rent items, and all exhibits and schedules thereto shall remain in full force and effect, are hereby ratified, confirmed and incorporated herein by reference as though set forth fully herein at length.

IN WITNESS WHEREOF, Landlord and Tenant have executed this SIXTH AMENDMENT TO LEASE as of the date and year first above written.

30 RAMLAND ROAD, LLC, (Landlord)

By:	/s/Andrew Greenspan
Name:	Andrew Greenspan
Title:	Member/Manager

CONGENTIX MEDICAL, INC. f/k/a Vision Sciences,
Inc., (Tenant)

By:	/s/ Brett Reynolds
Name:	Brett Reynolds
Title:	SVP and CFO